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FORM 4                                                                                                      OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               ----------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                             OMB Number:        3235-0287
    subject to Section 16. Form                                                                       Expires:  September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response.......0.5
                                                                                                      ----------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
D R A F T               Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
                                       |                                                   |      to Issuer (Check all applicable)
  Campbell     Cole           C.       |    Pulitzer Inc.                             (PTZ)|           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |           Officer (give title below)
                                       |     Security Number     |     Month/Year          |     -----
                                       |     of Reporting        |                         |           Other (specify below)
                                       |     Person (Voluntary)  |     April 1999          |     -----
  900 North Tucker Boulevard           |                         |                         |
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |   (Check Applicable Line)
                                       |     ###-##-####         |     (Month/Year)        |
                                       |                         |                         | X   Form filed by One Reporting Person
                                       |                         |                         | --
                                       |                         |                         |     Form filed by More than One
  St. Louis       MO           63101   |                         |                         |     Reporting Person
                                       |                         |                         | --
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                       |    (Month/Day/|    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |      Year)    |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        |      |          | (Instr. 3   | Indirect| Owner-
                                       |               |       |       |        | (A)  |          |   and 4)    | (I)     | ship
                                       |               |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
No Securities Owned                    |               |       |       |        |      |          |             |         |
                                       |               |       |       |        |      |          |         (01)|         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.        SEC 1474 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |   (Month/|  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
   D R A F T            |    Deriv-   |   Day/   |            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Year)  |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |          |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    |04/07/1999|   A   |    |    2966|         |04/07/ |04/07/  |Common  |       2966| $39.8750
(right to buy)      (02)|             |          |       |    |        |         |2000   |2009    |Stock,  |           |
                        |             |          |       |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        |value   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    |04/07/1999|   A   |    |    2967|         |04/07/ |04/07/  |Common  |       2967| $39.8750
(right to buy)      (02)|             |          |       |    |        |         |2001   |2009    |Stock,  |           |
                        |             |          |       |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        |value   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            | $39.8750    |04/07/1999|   A   |    |    2967|         |04/07/ |04/07/  |Common  |       2967| $39.8750
(right to buy)      (02)|             |          |       |    |        |         |2002   |2009    |Stock,  |           |
                        |             |          |       |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        |value   |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
   8900           |          D             |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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                  |                        |
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Explanation of Responses:

       (01)  Table I. Item 5.
             Mr. Campbell may be deemed a "10% Owner" by virtue of the fact that he shares voting power with respect to 13,573,126 shares of Class B Common Stock (which is convertible at any time, on a share-for-share basis, into Common Stock) held by the 1999 Pulitzer Inc. Voting Trust, of which he is a trustee. Mr. Campbell has no pecuniary interest in any of the shares held by such trust.
       (02)  Table II. Item 1:
             Employee stock option granted under the Pulitzer Inc. 1999 Stock Option Plan (subject to approval of the Plan by the
             Company's stockholders) in transaction exempt under Rule 16b-3. The option becomes exercisable in 33 1/3 percent increments on April 7, 2000, April 7, 2001 and April 7, 2002, respectively.


**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Cole C. Campbell            5/10/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this               SEC 1474 (7-96)
form are not required to respond unless the form displays a currently valid OMB Number.
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